EXHIBIT 10.2

October 28, 2020

Ms. Karen Renner kk.renner@icloud.com

Dear Karen,

We are pleased to offer you the position of SVP, Chief Information Officer with Veritiv Operating Company. This position is based out of Atlanta, Georgia and reports to me. Your anticipated start date will be on or around mid-November, 2020.

You will receive a monthly salary of $35,417 (which equates to $425,000 per year). In accordance with Veritiv's current payroll practices, your salary will be paid on the last working day of the month. This is a salaried exempt position, which means that you will not be eligible for overtime pay.

In addition to your salary, this position is eligible to participate in Veritiv's Annual Incentive Plan (AIP). The AIP is an incentive plan that provides you with an opportunity to share in the financial success of the Company through a bonus based on both the Company's performance and your own individual performance. Subject to the terms of the AIP, your current annual target bonus amount is 65% of your annual base salary, or $276,300. For your initial year of employment, your bonus will be pro-rated for the portion of the performance period that you are employed by the Company.

You will be eligible to participate in the Veritiv Long-Term Incentive (LTl) Plan. The LTl is an equity incentive plan. Subject to the terms of the LTl, your current target grant value is 85% of your annual base salary or $361,300. LTl awards are made in the form of restricted stock units (34% of grant value) and performance units (66% of grant value). Restricted stock units vest over four years, 25% on each anniversary of the grant date. Performance units have a three-year performance period and are paid out at the end of the performance period based on attainment of specified business goals. Your initial grant will be made on the first day of the calendar quarter following your start date. Additional information will be sent to you following the grant date.

In addition to, and on the same day as, the initial LTl grant set forth in the immediately preceding paragraph, you will receive a special grant of with a value at grant of $276,300. This grant will be the same form and have the same vesting provisions as the grant described in the immediately preceding paragraph.

In addition, you will receive a one-time cash signing bonus in the gross amount of $125,000, which will be paid within ten days of your hire date. Please note that the amounts paid will be net of applicable tax withholdings.

You will be eligible for benefits on your first day of employment. Veritiv's competitive benefits program provides options for medical, dental, vision, and life insurance for you and your dependents, as well as time off, disability and life insurance, retirement savings benefits, and more. You will have 31 days from
1000 Abernathy Road NE, Suite 1700, Atlanta, GA 30328 | 770 391 8200 | veritivcorp.com

your eligibility date to enroll in benefits. You will receive information on how to enroll in benefits after your first day of employment.

You will also be eligible for up to five weeks of vacation on an annual accrual basis.

This offer of employment is contingent upon successful completion of a drug screen, background investigation, reference check and approval of the Compensation and Leadership Development Committee. Upon your acceptance of this offer, I will provide you with the necessary forms and instructions to start these processes.

Pursuant to the Immigration Reform and Control Act (IRCA), you must also verify your identity and authorization to work. Therefore, if you accept this offer, you will be required to complete an I-9 Employment Eligibility Verification Form no later than the first day of employment. Additionally, within three business days of the date your employment begins, you will need to supply acceptable documentation of your identity and work authorization. A complete list of acceptable documents is available at http://www.uscis.gov/sites/default/files/files/form/i-9.pdf.

Finally, this offer is also contingent upon your signing and returning the enclosed Noncompetition Agreement.

This employment offer is based upon your skills and abilities, not because of confidential, trade secret, or other proprietary information of your former employer(s) which you may have knowledge. By accepting this offer, you expressly agree that:

1)You have not retained and will not retain any documents (in whatever form, whether hard copy or electronic) containing confidential, trade secret, or proprietary information belonging to any of your former employers;
2)You have maintained and will continue to maintain your duty of loyalty to your former employer until your termination date with that employer;
3)During your employment with Veritiv, you will not utilize or disclose any confidential, trade secret, or proprietary information belonging to any of your former employers; and
4)If you are subject to a non-compete agreement and/or any other restrictive covenant with a former employer or any other entity, you have advised us of the existence of that restrictive covenant and have truthfully and accurately represented to us your understanding that the restrictive covenant will not prevent you from performing the duties of the position that we have offered you.

Please note that your employment with Veritiv is on an at-will basis and is not guaranteed for any length of time. This means that both you and the Company may terminate the employment relationship at any time, for any reason, with or without cause or notice, and in accordance with applicable law. Additionally, the terms and conditions of your employment, including but not limited to your position, job responsibilities, compensation, and benefits, may be altered by the Company at its sole discretion.

To accept this offer, please sign this letter and return it to Dean Adelman, SVP, CHRO by November 6, 2020.

I am delighted that you are considering joining the Veritiv team and believe that you will find this opportunity to be personally and professionally rewarding. Please feel free to contact me with any questions.

Best regards,

/s/ Salvatore A. Abbate
Salvatore Abbate
CEO

ACCEPTED AND AGREED:

/s/ Karen Renner            10/31/20
Karen Renner                Date

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